CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2013, relating to the financial statements and financial highlights of RiverNorth Core Opportunity Fund, RiverNorth/DoubleLine Strategic Income Fund, RiverNorth Equity Opportunity Fund (formerly RiverNorth Manning & Napier Dividend Income Fund), RiverNorth/Oaktree High Income Fund, and RiverNorth Managed Volatility Fund (formerly RiverNorth Dynamic Buy-Write Fund), each a series of RiverNorth Funds, for the period ended September 30, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 27, 2014